ARTICLES OF EXCHANGE
                              --------------------
                            (Pursuant to NRS 92A.200)

1.   Name  and  jurisdiction  of  organization  of  each constituent entity (NRS
     92A.200)

     (a) Name of acquired entity: Harbin Yong Heng Ke Ji Fa Zhan You Xian Ze Ren Gong Si, a corporation organized under the laws of the Peoples' Republic of China.

     (b) Name of acquiring entity: Songzai International Holding Group, Inc., a corporation organized under the laws of the State of Nevada, formerly known as Heritage Companies, Inc., a Nevada corporation.

2. The undersigned declares that a plan of exchange has been adopted by each constituent entity (NRS 92A.200).

3. The plan of exchange was approved by the required consent of the owners of Harbin Yong Heng Ke Ji Fa Zhan You Xian Ze Ren Gong Si (the acquired entity) and the plan of exchange was approved by the required consent of the owners of Songzai International Holding Group, Inc., formerly known as Heritage Companies, Inc., a Nevada corporation (the acquiring entity).

4.   The  entire  plan  of  exchange  is  attached.

5. The effective date of the plan of exchange is the date of filing of these articles of exchange is the Secretary of State of Nevada.

6.   Signatures:


Harbin Yong Heng Ke Ji Fa Zhan You Xian Ze Ren Gong Si (the acquired entity)


      By: /s/ Hong Jun Li                                   Date: _____________
          ---------------
          Hong Jun Li
          President

Songzai International Holding Group, Inc. f.k.a. Heritage Companies, Inc.(the acquiring entity)

      By: /s/ Rohit Patel                                    Date: _____________
          ---------------
          Rohit Patel
          Chairman